EXHIBIT B

           TERMS OF CLASS A PREFERRED MEMBERSHIP UNITS EXCHANGE RIGHT

     (a) On or after the date that is 12 months from the issuance date of the Class A Preferred Membership Units (the "Class A Preferred Membership Units") of ev3 LLC, a Delaware limited liability company (the "Company"), at the election of the holders of a majority of the Class A Preferred Membership Units then outstanding, all of the Class A Preferred Membership Units shall be exchanged for one hundred percent (100%) of the membership interests of Micro Investment, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("MI LLC"). The percentage of membership interests of MI LLC acquirable by each holder of Class A Preferred Membership Units upon such exchange (each such holder an "Exchanging Member" and collectively, the "Exchanging Members") shall be equal to the percentage (expressed as a decimal) obtained by dividing
(i) the number of Class A Preferred Membership Units owned by such holder, by
(ii) the total number of Class A Preferred Membership Units then outstanding at the time of the exchange (such percentage, the "Exchanging Members Membership Percentage"). For the avoidance of any doubt, effective upon consummation of the exchange, one hundred percent (100%) of the membership interests of MI LLC shall be collectively owned by the holders of the Class A Preferred Membership Units immediately prior to consummation of the exchange.

     (b) In order to exercise the exchange, each Exchanging Member shall surrender his or its certificate or certificates, if any, to the principal office of the transfer agent for the Class A Preferred Membership Units (or if no transfer agent be at the time appointed, then the Company at its principal office), and shall give written notice to the Company at such office that the Exchanging Member elects to exchange the Class A Preferred Membership Units represented by such certificates, or any number thereof; provided, however, if the Exchanging Member does not hold certificates representing the Class A Preferred Membership Units, such Exchanging Member shall only be obligated to give written notice to the Company at the principal office of the transfer agent for the Class A Preferred Membership Units (or if no transfer agent be at the time appointed, then the Company at its principal office). If so required by the Company, certificates surrendered for exchange shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly authorized in writing. The date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and notice shall be the exchange date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for the Class A Preferred Membership Units as aforesaid, the Company shall cause to be transferred and delivered to each Exchanging Member, or on his or its written order, the membership interests of MI LLC representing the Exchanging Members Membership Percentage.

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     (c) All Class A Preferred Membership Units which shall have been surrendered for exchange as herein provided shall no longer be deemed to be outstanding and all rights with respect to such units, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the Exchanging Member thereof to receive the Exchanging Members Membership Percent. Any Class A Preferred Membership Units so exchanged shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Class A Preferred Membership Units accordingly.



Acknowledged and Accepted
as of the 29th day of
August, 2003

EV3 LLC



By:  /s/ Paul Buckman
     ---------------------------------------
Name:  Paul Buckman
Title: President and CEO


MICRO INVESTMENT, LLC

By:  ev3 LLC, its Managing Member



By:  /s/ L. Cecily Hines
     ---------------------------------------
Name:  L. Cecily Hines
Title: VP and Chief Financial Officer


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